Exhibit 99.1

Contact:
Barrier Therapeutics, Inc.
Anne M. VanLent
609-945-1202
Noonan Russo
Emily Poe
212-845-4266

FOR IMMEDIATE RELEASE
Barrier Therapeutics Reports Positive Phase 2a Data for Oral Rambazole™
in Moderate to Severe Acne
Company Also Announces Positive Biological Activity
with Topical Rambazole in Volunteers
Princeton, NJ, September 19, 2005 — Barrier Therapeutics, Inc. (NASDAQ: BTRX), a pharmaceutical company developing and commercializing products in the field of dermatology, today reported positive Phase 2a data for its oral formulation of Rambazole™ in the treatment of moderate to severe acne and positive biological activity data for its topical formulation of Rambazole.
Rambazole is a novel retinoic acid metabolism-blocking agent (RAMBA). In Barrier’s recently completed Phase 2a trial with its oral formulation of Rambazole, 17 subjects with moderate-to-severe acne were treated with 1 mg of oral Rambazole once daily for 12 consecutive weeks. The results of this study indicate that 16 of 17 subjects (94%) experienced a reduction in total acne lesion count of more than 50% and 6 of 17 subjects (35%) were considered “cleared or almost cleared.” To be considered “cleared or almost cleared” a subject must have had more than 90% reduction in total lesion count. Inflammatory and non-inflammatory lesions responded equally well to treatment. There were no serious treatment-related adverse effects reported. Non-serious side effects experienced by this patient group included some dryness of skin and lips.
Barrier also conducted a double-blind, vehicle controlled study with its topical formulation of Rambazole in which each of 15 healthy volunteers were treated for 9 days with both the drug at a 0.07% concentration or a 0.35% concentration and its vehicle. Skin biopsies were taken and analyzed for three key biological markers that are known signals for potential therapeutic effect when topical retinoids are applied. The results from the analysis of the Rambazole treated skin compared to vehicle treated skin showed strong dose dependent activity with changes of 10 to 1000 fold for these biological markers as compared to baseline, whereas virtually no changes were seen in the vehicle treated skin. The levels of biomarkers obtained with the 0.35% concentration of the topical Rambazole formulation are equivalent to those reported in the literature for currently marketed concentrations of topical retinoic acid. In addition, none of the volunteers had signs of irritation after application of topical Rambazole or its vehicle.

Barrier Therapeutics Reports Positive Phase 2a Data for Oral Rambazole™ in Moderate
to Severe Acne

“These positive Phase 2a results indicate that oral Rambazole is active in moderate to severe inflammatory acne, and that depending on the outcome of future, full scale clinical trials, this drug may one day fill the need for safe and effective oral treatments for moderate and severe acne. These results further build on our previously announced promising clinical data for oral Rambazole for psoriasis,” stated Geert Cauwenbergh, Ph.D., Chairman and Chief Executive Officer of Barrier Therapeutics, Inc. “In addition, the biomarker findings with topical Rambazole may also open the therapeutic door to an effective and non-irritating alternative to the widely used topical retinoic acid products and their derivatives for dermatological indications such as acne and photo-damage.”
Dr. Cauwenbergh is scheduled to present this data as part of an update to the investment community at Barrier’s 1st Analyst and Investor Day on September 20th, 2005. Dr. Cauwenbergh’s presentation will be available live via a webcast and will be archived and accessible through the Company’s website at www.barriertherapeutics.com for up to 90 days.
About Rambazole
Rambazole is Barrier’s second product candidate based on the Retinoic Acid Metabolism Blocking Agent (RAMBA) class of molecules. Studies to date suggest that Rambazole is more selective and more active than Barrier’s first generation RAMBA-based product candidate. The Company is developing an oral formulation of Rambazole for the treatment of psoriasis and severe acne, as well as a topical formulation for psoriasis, acne, and wrinkles. European Phase 2a studies in psoriasis and acne have been completed for the oral dose form of the drug and Barrier is planning a Phase 2b trial with oral Ramabazole in psoriasis.
About Barrier Therapeutics, Inc.
Barrier Therapeutics, Inc. is a pharmaceutical company focused on the discovery, development and commercialization of pharmaceutical products in the field of dermatology. The Company currently markets Solagé® (mequinol 2%, tretinoin 0.01%) Topical Solution in the U.S. and Canada for the treatment of solar lentigines, a common condition also known as “age spots,” and recently obtained the Canadian distribution rights for Vaniqa® (eflornithine hydrochloride) Cream 13.9% for slowing the growth of unwanted facial hair in women. Barrier has eight product candidates in various stages of clinical development. The four most advanced product candidates include one for the treatment of diaper dermatitis complicated by candidiasis, which is under FDA review, and three products, which are in or entering Phase 3 clinical trials for the treatment of seborrheic dermatitis, onychomycosis, and congenital ichthyosis. Barrier has product candidates in earlier stages of clinical development for the treatment of acne, psoriasis and fungal infections. The Company is headquartered in Princeton, New Jersey and has wholly owned subsidiaries in Geel, Belgium and Ontario, Canada. Web site: http://www.barriertherapeutics.com.
Safe Harbor Statement
In addition to historical facts or statements of current condition, this press release contains forward-looking statements within the meaning of the “Safe Harbor” provisions of The Private Securities Litigation Reform Act of 1995, including statements regarding the future development of Rambazole, the potential safety and efficacy of Rambazole, if approved, and the commencement of future clinical trials. Forward-looking statements provide Barrier’s current expectations or forecasts of future events. Barrier’s performance and financial results could differ materially from those reflected in these forward-looking statements due to the outcome of

Barrier Therapeutics Reports Positive Phase 2a Data for Oral Rambazole™ in Moderate
to Severe Acne

future clinical trials, the decisions of regulatory authorities, general financial, economic, regulatory and political conditions affecting the biotechnology and pharmaceutical industries generally. For a discussion of these and other risks and uncertainties that may effect the forward-looking statements please see the risk factors in our Quarterly Report on Form 10Q, which is on file with the Securities and Exchange Commission. Given these risks and uncertainties, any or all of these forward-looking statements may prove to be incorrect. Barrier undertakes no obligation to update publicly any forward-looking statement.
# # #